Exhibit 99.1

July 31, 2009

Re: Second Quarter 2009 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells Limited Partnership Investor:

I’m pleased to provide you with your second quarter limited partnership update. Your update packet includes the following materials:

•	Partnership Account Details of all your account activity in the second quarter.

•	A Second Quarter 2009 L.P. Fact Sheet for each Fund in which you are a limited partner.

Additionally, if you hold Class “A” shares in Wells Funds VIII, XII, or XIII, which are expected to make an operating distribution this quarter, your packet also includes the following items:

•

A Consolidated Partnership Distribution Summary, which includes operating distributions (quarterly amounts paid out of net cash flow from operations) and withholdings deducted during the second quarter.

•	A Consolidated Distribution Check — Please see the enclosed Fact Sheet(s) for more information about distributions.

As in previous quarters, I encourage you to review the Fund Fact Sheet(s) for a comprehensive overview of an individual Fund’s portfolio, property activity, and current return.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for being a Wells Limited Partnership investor.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc: Financial Representative

Continued on reverse

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830

Fax: 770-243-8198 www.wellsref.com

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

LPMPLTRI0906-0521